FILED PURSUANT TO
RULE 424(b)(3)
SEC FILE NO. 333-70678
PROSPECTUS SUPPLEMENT No. 13
(To Prospectus dated October 12, 2001)
DATED: August 16, 2006

6,661,275 Common Shares

This prospectus supplement relates to the offer and sale from time to time by the selling shareholders of our common shares issuable upon the redemption of units of limited partnership interest in Duke Realty Limited Partnership, if and to the extent that such selling shareholders redeem their units and we elect to issue common shares in exchange for these units.

This prospectus supplement amends and supplements, and should be read in conjunction with, the prospectus dated October 12, 2001 and prospectus supplements:

No. 1 dated January 11, 2002,	No. 7 dated December 2, 2003,
No. 2 dated February 7, 2002,	No. 8 dated December 29, 2003,
No. 3 dated October 8, 2002,	No. 9 dated September 13, 2004,
No. 4 dated December 17, 2002,	No. 10 dated December 9, 2004,
No. 5 dated May 5, 2003,	No. 11 dated May 6, 2005,
No. 6 dated September 3, 2003,	No. 12 dated December 14, 2005.

all of which are to be delivered with this prospectus supplement.

The selling shareholder table, appearing under the heading “Selling Shareholders” in the accompanying prospectus, is amended and supplemented by the information in the following table.

Name	Number of Common Shares Offered Hereby
Dorothy S. Conant(1)	4,656

(1)    The units pursuant to which these common shares may be issued were acquired by a transfer from James Conant to the named individual.